Exhibit 99.2

SPX FLOW, Inc. Announces Proposed Offering of $600 Million of Senior Notes

CHARLOTTE, NC, August 3, 2016 -- SPX FLOW, Inc. (NYSE: FLOW) (the “Company”) announced that it intends to offer $600 million in aggregate principal amount of senior unsecured notes, subject to market conditions, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in compliance with Regulation S under the Securities Act.
The notes will be fully and unconditionally guaranteed by the Company’s domestic subsidiaries, subject to certain exceptions, on a senior unsecured basis. The issuer expects to use the net proceeds of this offering, together with borrowings under its domestic revolving credit facility, to repurchase and/or redeem and retire the $600 million outstanding aggregate principal amount of its 6.875% senior notes due 2017 pursuant to its concurrently announced tender offer, including prepayment premiums with respect to such purchase.
The notes will not be registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release does not constitute a notice of redemption with respect to the notes being redeemed.
About SPX FLOW, Inc.:
Based in Charlotte, North Carolina, SPX FLOW, Inc. (NYSE: FLOW) is a global supplier of highly engineered flow components, process equipment and turn-key systems, along with the related aftermarket parts and services, into the food and beverage, power and energy and industrial end markets. SPX FLOW has more than $2 billion in annual revenues, operations in over 35 countries and sales in over 150 countries. To learn more about SPX FLOW, please visit our website at www.spxflow.com.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “expect,” “anticipate,” “project,” “believe” and similar expressions identify forward-looking statements. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX FLOW disclaims any responsibility to update or revise such statements.

Investor and Media Contact:
Ryan Taylor, VP, Communications and Finance
Phone: 704-752-4486
E-mail: investor@spxflow.com